EXHIBIT 35.1
VW Credit, Inc. Annual Servicer Compliance Statement
Pursuant to Section 7.11 of the Transaction SUBI Servicing Supplement
And Item 1123 of Regulation AB
VOLKSWAGEN AUTO LEASE TRUST 2006-A
The undersigned, a duly authorized officer of VW Credit, Inc. (“VCI”), as Servicer under the Transaction SUBI Supplement 2006-A to Servicing Agreement dated as of August 3, 2006 (as amended and supplemented, or otherwise modified and in effect from time to time, the “Transaction SUBI Servicing Supplement”), by and among VW Credit Leasing, Ltd., VCI, as Servicer, and U.S. Bank National Association, as SUBI Trustee, does hereby certify that:
1.	A review of the activities of the Servicer during the period from August 3, 2006 through December 31, 2006, and of its performance under the Transaction SUBI Servicing Supplement was conducted under my supervision.

2.	To the best of my knowledge, based on such review, the Servicer has, fulfilled all of its obligations under the Transaction SUBI Servicing Supplement in all material respects throughout such period, except that for the period beginning August 3, 2006 through October 29, 2006 some lease payments, mainly lease payoffs, were deposited into the collection account on the third business day rather than within two business days after receipt. Beginning October 30, 2006 the Servicer revised the process to ensure all lease payments on securitized leases are deposited into the collection account within two business days of receipt.
IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on behalf of the Servicer this seventh day of March, 2007.

/s/ Bruce Harris

Name:	Bruce Harris
Title:	Chief Financial Officer